Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cottonwood Communities, Inc.:

We consent to the use of our report included  in the registration statement on Form S-4 of Cottonwood Communities, Inc. of our report dated March 25, 2020, with respect to the consolidated balance sheets of Cottonwood Communities, Inc. and subsidiaries as of December 31, 2019 and 2018, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 13, 2019, and the related notes (collectively, the “consolidated financial statements”), included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado
February 3, 2021